Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) dated December 2, 2019, relating to the financial statements of GigCapital, Inc., which appears in the Annual Report on Form 10-K of Kaleyra, Inc. for the year ended September 30, 2019.

/s/ BPM LLP

San Jose, California

December 18, 2019